Exhibit 5.1

Direct Line: 212.859.8000 Fax: 212.859.4000 March 14, 2013

Interline Brands, Inc.

701 San Marco Boulevard

Jacksonville, Florida 32207

Ladies and Gentlemen:

We have acted as special counsel to Interline Brands, Inc., a Delaware corporation (the “Company”) in connection with the Company’s offer to exchange up to $365,000,000 in aggregate principal amount of its 10% / 10.75% Senior Notes due 2018 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 10% / 10.75% Senior Notes due 2018 that were issued on August 6, 2012 (the “Outstanding Notes” and, together with the Exchange Notes, the “Notes”) pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 14, 2013 (as amended from time to time, the “Registration Statement”).

All capitalized terms used herein that are defined in, or by reference in, the indenture dated as of August 6, 2012, as supplemented by the Successor Supplemental Indenture dated as of September 7, 2012, between the Company and Wells Fargo Bank, National Association as the trustee (the “Trustee”) relating to the Notes (the “Indenture”) have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, (iii) received such information from officers and representatives of the Company and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a) the Indenture;

(b) the Outstanding Notes; and

(c) the forms of Exchange Notes.

The documents referred to in items (a) through (c) above are collectively referred to as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, any representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

To the extent it may be relevant to the opinion expressed herein, we have assumed that (i) the Exchange Notes will be duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor, (ii) the Trustee is validly existing and in good standing under the laws of its jurisdictions of organization and has the power and authority to (a) execute and deliver the Documents, (b) perform its obligations thereunder and (c) consummate the transactions contemplated thereby, (iii) the Documents have been duly authorized, executed and delivered by the Trustee, the execution thereof does not violate the charter, the by-laws or any other organizational document of the Trustee or the laws of the jurisdiction of incorporation of the Trustee and each of the Documents constitutes valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with their respective terms, and (iv) that the Trustee will comply with such agreements and all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes, when executed, issued and delivered in accordance with the terms of the Indenture in exchange for the Outstanding Notes in the manner contemplated by the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the following qualifications:

(A) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents relating to indemnification, contribution or exculpation to the extent limited by applicable principles of public policy.

(B) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

(i)	containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions);

(ii)	related to (I) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (II) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York;

(iii)     specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement; and

(iv)      which may be considered to be in the nature of a penalty.

(C) Our opinion is subject to the following:

(i)	bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii)       general equitable principles (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and

(iii)      the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinion expressed herein is limited to the laws of the State of New York and, to the extent relevant, the General Corporation Law of the State of Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein.

The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP